EXHIBIT 22.1


                  SUBSIDIARIES OF TAYLOR INVESTMENT CORPORATION

                                                   JURISDICTION OF      PERCENT
NAME                                                INCORPORATION        OWNED

Four Seasons Realty of Minnesota, Inc.               Minnesota           100%

Four Seasons Realty of Wisconsin, Inc.               Wisconsin           100%

Laurentian Development Corporation                   Minnesota           100%

Resort Hospitality, Inc.                             Minnesota           100%

Four Seasons Realty of Michigan, Inc.                Michigan            100%

T.I. Financial, Inc.                                 Minnesota           100%

Kinkaid Development Corporation                      Illinois            100%